SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 18, 2012

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Vanderbilt Avenue, Suite 403
New York, New York  10017
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2012, the Board of Directors (the “Board”) of New York Mortgage Trust, Inc. (the “Company”) announced the appointment of Douglas E. Neal, an independent director of the Company, as Chairman of the Board.  Mr. Neal succeeds James J. Fowler as Chairman.

Mr. Fowler provided notice to the Board on April 18, 2012 of his decision to resign from the Board, effective immediately.  Mr. Fowler indicated in his notice to the Board that his resignation is not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices. As previously disclosed in a Current Report on Form 8-K filed by the Company, Mr. Fowler had previously informed the Company that he would serve as a director and Chairman of the Board until the earlier of (a) the 2012 Annual Meeting to be held in May 2012, (b) the appointment of his successor by the Board or (c) his determination that his resignation is legally or for regulatory reasons advisable or appropriate under the circumstances.

As previously disclosed in a Current Report on Form 8-K filed by the Company on March 30, 2012, the Board increased the size of the Board to six directors in connection with Mr. Neal’s appointment, while also indicating that it intended to decrease the size of the Board to five members upon the effective date of Mr. Fowler’s resignation. Concurrent with the resignation of Mr. Fowler and in accordance with Article III, Section 2 of the Company’s bylaws, the Board approved a resolution on April 18, 2012 that decreased the size of the Board to five members.

Item 7.01.	Regulation FD Disclosure.

On April 18, 2012, the Company issued a press release announcing Mr. Neal’s appointment as Chairman of the Board and Mr. Fowler’s resignation from the Board. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits. The following exhibit is being furnished herewith:

99.1           Press release dated April 18, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: April 18, 2012	By:	/s/ Steven R. Mumma
Steven R. Mumma Chief Executive Officer